Exhibit (k)(7)

EXECUTION VERSION

AMENDMENT NO. 3

TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 3 (this “Amendment”), dated as of September 11, 2019, to the Second Amended and Restated Credit Agreement, dated as of December 28, 2018, among Blackstone / GSO Floating Rate Enhanced Income Fund, a Delaware statutory trust, the Lenders party thereto, and The Bank of Nova Scotia, as the Swing Line Lender and as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as amended by Amendment No. 1, dated as of January 17, 2019, and Amendment No. 2, dated as of June 27, 2019 (as so amended and as hereafter amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and each Lender has agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1.1 of the Credit Agreement is hereby amended to add the following definitions in their appropriate alphabetical order:

“Amendment No. 3” means Amendment No. 3, dated as of September 11, 2019, to this Credit Agreement.

“Amendment No. 3 Effective Date” has the meaning assigned to such term in Amendment No. 3.

2. The last sentence of the definition of “Tranche B Commitment” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

The aggregate amount of the Tranche B Commitments of the Lenders on the Amendment No. 3 Effective Date is $35,000,000.

3. Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 1 hereto.

4. Paragraphs 1, 2 and 3 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment No. 3 Effective Date”):

(a) the Administrative Agent shall have received from the Borrower, The Bank of Nova Scotia and from Required Lenders either (i) a counterpart of this Amendment executed on behalf of each such Person or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that each such Person has executed a counterpart of this Amendment;

(b) the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since June 27, 2019 or, if Borrower’s Organization Documents have been amended, supplemented or otherwise modified since June 27, 2019, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c) the Administrative Agent shall have received for each Lender, a copy of a Federal Reserve Form, substantially in the form of Exhibit D to the Credit Agreement, duly executed and delivered by or on behalf of the Borrower, in form and substance reasonably acceptable to such Lender; and

(d) all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment No. 3 Effective Date and invoiced in reasonable detail at least two (2) Business Days prior to the Amendment No. 3 Effective Date shall have been paid.

5. The Borrower (a) reaffirms the enforceability of each Loan Document, as amended hereby, and all of its obligations thereunder, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law), (b) agrees and admits that (i) as of the date of execution and delivery hereof by the Borrower, it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligations, (c) represents and warrants that, immediately after giving effect to this Amendment, no Default has occurred and is continuing, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct immediately after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date).

6. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

7. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of this Amendment by facsimile or e-mail (such as in “portable document format”) transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

8. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 3 to be executed by its duly authorized representative as of the day and year first above written.

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND

By:	/s/ Marisa J. Beeney

Name:	Marisa J. Beeney
Title:	Chief Compliance Officer, Chief Legal Officer & Secretary

Blackstone / GSO Floating Rate Enhanced Income Fund

Amendment No. 3 to Second Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as the Swing Line Lender, Administrative Agent and as a Lender

By:	/s/ Kevin Chan

Name:	Kevin Chan
Title:	Director

Blackstone / GSO Floating Rate Enhanced Income Fund

Amendment No. 3 to Second Amended and Restated Credit Agreement

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as a Lender

By:	/s/ Julien Thinat

Name:	Julien Thinat
Title:	Authorized Signatory

Blackstone / GSO Floating Rate Enhanced Income Fund

Amendment No. 3 to Second Amended and Restated Credit Agreement

Schedule 1

List of Lenders and Commitments

Lender	Tranche A Commitment	Tranche B Commitment
Name: The Bank of Nova Scotia Address and Contact Information: Eli Mou 40 King Street West, 55th Floor Toronto, Ontario, Canada M5H 1H1	$125,000,000	$35,000,000
Name: Société Générale, New York Branch Address and Contact Information: Julien Thinat Navid Hazeghi Bogomil Ivanov 245 Park Avenue New York, NY, 10167	$100,000,000	n/a

TOTAL	$225,000,000	$35,000,000